Exhibit 3.1
CERTIFICATE OF AMENDMENT
TO THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF
WINGSTOP INC.
Wingstop Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), hereby certifies as follows that:
1.Article V of the Amended and Restated Certificate of Incorporation of the Corporation (as theretofore amended, the “Certificate of Incorporation”) is hereby amended in its entirety to read as follows:
“(a) Number of Directors; Vacancies and Newly Created Directorships. The number of directors constituting the Board of Directors shall be not fewer than three and not more than fifteen, each of whom shall be a natural person. Subject to the special rights of the holders of any series of Preferred Stock to elect directors, the precise number of directors shall be fixed from time to time exclusively pursuant to a resolution adopted by the Board of Directors. Vacancies and newly-created directorships shall be filled exclusively by vote of a majority of the directors then in office or by a sole remaining director. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director. A director elected to fill a vacancy or a director chosen to fill a position resulting from an increase in the number of directors shall hold office (i) in the event of a vacancy or a new directorship created prior to the 2028 annual meeting of stockholders, for a term that shall coincide with the remaining term of the class of directors in which the vacancy occurs or the new directorship was created and (ii) in the event of a vacancy or a new directorship created after the 2028 annual meeting of stockholders, until the next annual meeting of stockholders and, in each case, until the election and qualification of his or her successor or his or her earlier death, resignation or removal.
(b) Term of Directors. Prior to the 2028 annual meeting of stockholders, the Board of Directors shall be classified into three classes: Class I; Class II; and Class III. Each class shall consist, as nearly as possible, of one-third of the total number of directors constituting the entire Board of Directors and the allocation of directors among the three classes shall be determined by the Board of Directors. Each director in each class shall hold office until his or her successor is duly elected and qualified or until his or her earlier death, resignation or removal. At each annual meeting of stockholders, beginning with the annual meeting of stockholders in 2026, the directors (or successors thereof) whose term expires at that meeting shall be elected to hold office for a term expiring at the next annual meeting of stockholders, with each director to hold office until his or her successor is duly elected and qualified or until his or her earlier death, resignation or removal. Accordingly, each director elected at the 2026 annual meeting of stockholders will be elected for a term expiring at the 2027 annual meeting of stockholders. Each director elected at the 2027 annual meeting of stockholders will be elected for a term expiring at the 2028 annual meeting of stockholders. At the 2028 annual meeting of stockholders and at each annual meeting of stockholders thereafter, all directors will be elected for a term expiring at the next annual meeting of stockholders.
(c) Removal. Subject to the special rights of the holders of any series of Preferred Stock to elect directors, and notwithstanding any other provision of this Certificate of Incorporation, directors of the Corporation may be removed (i) in the event such removal is prior to the 2028 annual meeting of stockholders, only for cause and (ii) in the event such removal is after the 2028 annual meeting of stockholders, with or without cause, in either case, at a meeting of stockholders called for that purpose by the affirmative vote of the holders of a majority of the Voting Stock, voting together as a single class.”

2.Article VIII(b)(iii) of the Certificate of Incorporation is hereby amended in its entirety to read as follows:
“at or subsequent to that time, the business combination is approved by the Board of Directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of a majority of the outstanding Voting Stock that is not owned by the interested stockholder.”
3.Article XI of the Certificate of Incorporation is hereby amended in its entirety to read as follows:
“The Corporation reserves the right to alter, amend, repeal or adopt any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by the DGCL, and all rights conferred upon stockholders herein are granted subject to this reservation. Notwithstanding anything to the contrary contained in this Certificate of Incorporation, and notwithstanding that a lesser percentage may be permitted from time to time by applicable law, no provision of Article V, Article VI, paragraphs (a), (b) and (c) of Article VII, Article VIII, Article IX, Article X and this Article XI may be altered, amended or repealed in any respect, nor may any provision or bylaw inconsistent therewith be adopted, unless in addition to any other vote required by this Certificate of Incorporation or otherwise required by law such alteration, amendment, repeal or adoption is approved at a meeting of the stockholders called for that purpose by, in addition to any other vote otherwise required by law, the affirmative vote of the holders of a majority of the Voting Stock, voting together as a single class.”
4.The foregoing amendments to the Certificate of Incorporation were duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.
5.All other provisions of the Certificate of Incorporation shall remain in full force and effect.

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IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its duly authorized officer this 22nd day of May, 2025.

WINGSTOP INC., a Delaware corporation

By:	/s/ Albert G. McGrath
Name: Albert G. McGrath Title: Senior Vice President, General Counsel & Secretary